EXHIBIT 5.1

[Letterhead of Community Health Systems, Inc.]

November 2, 2016

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary for Community Health Systems, Inc., a Delaware corporation (the “Company”), and CHS/Community Health Systems, Inc., a Delaware corporation (“CHS”). I am delivering this opinion in connection with the registration, pursuant to a Registration Statement on Form S-8 (the “Form S-8”), of the offer and sale of up to $100,000,000 of deferred compensation obligations of CHS (the “Deferred Compensation Obligations”), under the CHS NQDCP (the “Plan”). The obligations of CHS under the Plan are guaranteed by the Company. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on my part except to the extent otherwise expressly stated, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and CHS, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company and CHS as I have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, I have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and CHS and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. I also have assumed that any future changes to the terms and conditions of the Plan will be duly authorized by CHS and will comply with all applicable laws.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the issuance of the Deferred Compensation Obligations has been duly authorized by CHS and, when created and issued in accordance with the terms of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of CHS, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting creditors’ remedies or by general principles of equity. In addition, I am of the opinion that the Company’s guarantee of the Deferred Compensation Obligations has been duly authorized by the Company and is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting creditors’ remedies or by general principles of equity.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (the “GCLD”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions interpreting the GCLD and the Delaware Constitution. The opinions expressed herein are given as of the date hereof, and I undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason. I hereby consent to the filing of this opinion as an exhibit to the Form S-8 relating to the registration of the Deferred Compensation Obligations.

Very truly yours,

/s/ Rachel A. Seifert

Rachel A. Seifert

Executive Vice President, General Counsel and Secretary

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.